CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2010, relating to the financial statements which appear in the September 30, 2010 Annual Report to Shareholders of Virtus Opportunities Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Non-Public Holdings Information” and “Reports to Shareholders” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Philadelphia, Pennsylvania

March 7, 2011